NEWS RELEASE for May 20, 2002

Contact: SED International Holdings, Inc.

Mark Diamond, President & COO

770-491-8962

SED INTERNATIONAL HOLDINGS, INC.

REPORTS RESULTS OF OPERATIONS

FOR THIRD QUARTER 2002

ATLANTA, GA (May 20, 2002) - SED International Holdings, Inc. (Nasdaq:SECXD and will revert back to SECX once 20 days have passed to reflect the reverse split of issued shares) reports results of operations for the third quarter of fiscal 2002.

Revenues were $117.4 million for the third quarter ended March 31, 2002, compared with $142.7 million for the comparable quarter last year. Net loss for the third quarter of fiscal 2002 totaled $(1.1) million, compared with net loss of $(0.5) million in the year-earlier period. Diluted loss per share for the second quarter of fiscal 2002 was $(.30) compared with diluted loss per share of $(.15) for the same period last year.

Revenues were $351.5 million for the nine months ended March 31, 2002, compared with $408.4 million for the comparable period last year. Net loss for the nine months ended March 31, 2002 totaled $(10.7) million compared with net loss of $(.2) million in the year-earlier period. Diluted loss per share for the nine month period ended March 31, 2002 was $(2.76), including $(1.62) for the cumulative effect of a change in accounting principle pursuant to the adoption of SFAS 142, net of tax benefit, and the termination of activities related to E-Store, compared with diluted net earnings per share of $ (.06) for the year-earlier period. The change in accounting principle related to a non-cash impairment charge of $6.3 million for the write-off of goodwill resulting from a prior business acquisition in Argentina. The company also incurred a one-time charge of $.4 million due to the write-off of activities related to E-Store, one of the Company's subsidiaries. The operating results of the first quarter of fiscal 2002 were restated for the impairment charge related to the adoption of a new accounting principle as of July 1, 2001.

Gerald Diamond, Chairman and Chief Executive Officer, commented, "The Company had a negative cash flow of approximately $52,000, not including a one-time charge for the E-Store closure and its operating loss for the quarter.

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SED INTERNATIONAL HOLDINGS REPORTS THIRD QUARTER FISCAL 2002

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The Company continues to navigate through difficult times, but management is encouraged by the fact that the Company experienced revenue growth over the previous quarter. Revenue for the quarter ended December 31, 2001 was $110.2 million, and revenue grew to $117.4 million for the quarter ended March 31, 2002. We continue to experience downward pressure on margins, but we have been able to offset that with reductions of overhead. Revenue estimates for the fourth quarter appear to display stability. At this point, we are not anticipating significant growth or deterioration for the quarter ending June 30, 2002."

SED also announced that the Company received a notice from Nasdaq dated May 15, 2002, indicating that the Company has regained compliance with Marketplace Rule 4450(a)(5) (the "Rule"), which requires that the Company must maintain a minimum bid price of $1.00 for a designated number of trading days. As of May 15, 2002, the Company's common stock has been at $1.00 per share or greater for at least 10 consecutive trading days. As a result, the Company has regained compliance with the Rule and this matter is now closed.

About SED International Holdings Inc

SED International, Inc., celebrating twenty-one years in business, is an international distributor and value-added services provider of computer and wireless technology throughout the United States, the Caribbean, and Latin America. The Company has relationships with more than 14,000 value-added resellers, system builders, e-commerce resellers, dealer-agents, and retailers. SED International serves its customers with more than 3,500 products, fulfillment services, finance options, and e-commerce solutions. The Company operates sales and distribution facilities in the U.S., Brazil, Argentina, Colombia, and Puerto Rico. More information about SED International, Inc. can be found at www.sedonline.com.

Statements in this press release regarding the Company's business which are not historical facts are "forward-looking statements" that involve a number of risks and uncertainties. The Company cautions that various factors, including the factors described under the caption forward-looking statements in the Company's annual report on Form 10-K, could cause actual results to differ materially from the statements contained herein. These factors include the following: business conditions and growth in the personal computer, wireless industry, and general economy; competitive factors including compressed gross profit margins; inventory risks due to shifts in market demand; product availability; changes in product mix; reliance on key vendors or customers; labor strikes; fluctuations in foreign currency exchange rates; income tax legislation; and the risk factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

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SED INTERNATIONAL HOLDINGS REPORTS THIRD QUARTER FISCAL 2002

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SED INTERNATIONAL HOLDINGS, INC.

Condensed Consolidated Statements of Operations

Unaudited

Three Months Nine Months

Ended March 31, Ended March 31,

2002 2001 2002 2001

NET SALES $117,399,000 $142,690,000 $351,462,000 $408,410,000

COSTS AND EXPENSES

Cost of sales, including buying

and occupancy expenses 111,850,000 134,490,000 332,924,000 383,403,000

Selling, general, and administrative expenses 5,914,000 7,932,000 21,462,000 23,614,000

Facility closure 362,000 362,000

Non-cash stock awards compensation expense 590,000 756,000

118,126,000 143,012,000 354,748,000 407,773,000

OPERATING MARGIN (727,000) (322,000) (3,286,000) 637,000

INTEREST EXPENSE, net 282,000 173,000 720,000 568,000

INCOME (LOSS) BEFORE INCOME TAXES

and cumulative effect of a change in

accounting principle (1,009,000) (495,000) (4,006,000) 69,000

INCOME TAXES 137,000 30,000 407,000 289,000

NET LOSS before cumulative effect

of a change in accounting principle (1,146,000) (525,000) (4,413,000) (220,000)

CUMULATIVE EFFECT OF A CHANGE IN

ACCOUNTING PRINCIPLE, net of income tax

benefit of $75,000 (6,297,000)

NET LOSS $(1,146,000) $ (525,000) $ (10,710,000) $ (220,000)

Basic and diluted loss per share:

Loss per share before cumulative

effect of a change in accounting principle $ (.30) $(.15) $ (1.14) $(.06)

Cumulative effect of a change in accounting

principle, net of tax benefit (1.62)

Net loss $(.30) $(.15) $(2.76) $(.06)

WEIGHTED AVERAGE SHARES

OUTSTANDING

Basic 3,873,000 3,594,000 3,874 ,000 3,532,000

Diluted 3,873,000 3,594,000 3,874 ,000 3,601,000

* Prior periods have been reclassified in connection with the fiscal 2001 adoption of a new accounting pronouncement.

Loss per share calculations have been restated for

the Company's one-for-two reverse stock split.

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SED INTERNATIONAL HOLDINGS REPORTS THIRD QUARTER FISCAL 2002

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SED INTERNATIONAL HOLDINGS, INC.

Condensed Consolidated Balance Sheets

	March 31,	June 30,
	2002	2001
	(Unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 2,782 ,000	$ 4,243,000
Restricted cash	844 ,000	700,000
Trade accounts receivable, net	38,036,000	40,236,000
Inventories	54,099,000	47,507,000
Deferred income taxes	151,000	355,000
Other current assets	1,458,000	2,349,000
TOTAL CURRENT ASSETS	97,370,000	95,390,000

PROPERTY AND EQUIPMENT, net	4,250,000	5,708,000

INTANGIBLES, net		6,368,000
	$101,620,000	$107,466,000

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Revolving bank debt	$ 13,600,000
Trade accounts payable	53,019,000	$ 55,449,000
Accrued and other
current liabilities	4,176,000	5,858,000
Short term subsidiary bank debt	2,479,000	3,544,000

TOTAL CURRENT LIABILITIES	73,274,000	64,851,000

SHAREHOLDERS' EQUITY:
Common stock	56,000	56,000
Additional paid-in capital	68,406,000	68,417,000
Accumulated deficit	(19,934,000)	(9,224,000)
Accumulated other comprehensive loss	(7,093,000)	(3,564,000)
Treasury stock, at cost	(12,839,000)	(12,612,000)
Unearned compensation-stock awards	(250,000)	(458,000)

TOTAL SHAREHOLDERS' EQUITY	28,346,000	42,615,000
	$101,620,000	$107,466,000

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